TELESPACE LIMITED AND QINNET HOLDINGS CORP.

                       MERGER AGREEMENT AND PLAN OF MERGER

         This MERGER AGREEMENT AND PLAN OF MERGER is dated January 12, 2000, between TELESPACE LIMITED, a Delaware corporation (the "Surviving Corporation"), and QINNET HOLDINGS CORP., a Washington corporation (the "Disappearing Corporation"), who agree to the following, including the Recitals.

                                    RECITALS

A. Surviving Corporation is a corporation organized and A. Surviving Corporation is a corporation organized and existing under the laws of the State of Delaware. The authorized capital stock of Surviving Corporation consists of 50,000,000 share of common stock with a par value of $.0001, of which 1,250,497 shares are issued and outstanding.

B. Disappearing Corporation is a corporation organized and B. Disappearing Corporation is a corporation organized and existing under the laws of the State of Washington. The authorized capital stock of Disappearing Corporation totals 120,000,000 shares, of which 100,000,000 shares are common stock having a par value of $.0001, and 20,000,000 shares are preferred stock with a par value of $.0001.

C. The respective Boards of Directors of Surviving C. The respective Boards of Directors of Surviving Corporation and Disappearing
         Corporation deem it desirable and in the best interests of the corporations and their shareholders that Disappearing Corporation be merged into Surviving Corporation and to do so under and pursuant to the laws of the State of Delaware.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the parties hereto covenant and agree as follows:

1. Merger. As soon as all of the following events have happened (the date of the latest of which is the "Effective Date"), Disappearing Corporation shall be deemed to have merged with and into Surviving Corporation, which shall survive the merger.

         (a) The Board of Directors of the respective corporations shall by resolution adopted by each board have approved this plan of merger as provided by their respective state laws.

         (b) This agreement shall have been approved by the shareholders of the respective corporations by receiving the consents of the holders of all or a majority of the shares of each corporation otherwise entitled to vote thereon, without a meeting of shareholders as provided by the laws of their respective states and their respective articles of incorporation.

         (c) Articles of Merger or the equivalent shall have been executed in duplicate by each corporation, and shall be in the form and in all other respects satisfy the provisions



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                  of each  corporation's  state law, and shall be filed with the respective Secretarys of State; and

         (d) Upon the confirmation of the filing of the certificate of merger by the Secretary of State of the State of Delaware and of the filing of the Articles of Merger by the Secretary of State of the State of Washington.

5. Name and Purposes of Surviving Corporation. The name of the surviving corporation shall be that of Surviving Corporation, as it may be amended. The purposes for which the Surviving Corporation exists and the nature of the business to be transacted by it are set forth in the Articles of Incorporation of the Surviving Corporation as filed with the Secretary of State of the State of Delaware.

6. Articles of Incorporation of Surviving Corporation. On the Effective Date of the merger, the Certificate of Incorporation of the Surviving Corporation, as amended to date, shall be the Certificate of Incorporation of the Surviving Corporation until further amended as provided by law.

7. Bylaws of Surviving Corporation. On the Effective Date of the merger, the bylaws of the Surviving Corporation, as heretofore amended, shall be the bylaws of the Surviving Corporation until the same shall be altered, amended or repealed, or until new bylaws shall be adopted, in accordance with the provisions thereof.

8. Directors and Officers of Surviving Corporation. The Board of Directors of the Surviving Corporation shall initially consist of two directors, who shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, as in effect immediately after the until the next annual meeting of the shareholders of the Surviving Corporation, and until their successors shall have been duly elected and shall have qualified, or until their earlier death, resignation, or removal. The names and addresses of the directors are as follows:

                  Name                         Address
                  ----                         -------
                  Weiguo Lang                  Suite B, 2889 152nd N.E.
                                               Redmond WA  98052

                  Scott Houghton               Suite B, 2889 152nd N.E.
                                               Redmond WA  98052

The principal officers of the Surviving Corporation, each of whom shall hold office until his or her successor shall have been duly elected or appointed and shall have qualified or until his or her death, resignation, or removal, and their respective offices, and addresses, are as follows:

         Office            Name                      Address
         ------            ----                      -------
         President         Scott Houghton            Suite B, 2889 152nd N.E.
                                                     Redmond WA  98052


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         Vice President   Weiguo Lang               Suite B, 2889 152nd N.E.
                                                    Redmond WA  98052

         Secretary        Weiguo Lang               Suite B, 2889 152nd N.E.
                                                    Redmond WA  98052

         Treasurer        Scott Houghton            Suite B, 2889 152nd N.E.
                                                    Redmond WA  98052

9. Capital Stock of Surviving Corporation. On the Effectiv Date of the Merger, the total amount of authorized capital stock of the Surviving Corporation, the number of shares into which the capital stock is to be divided, and the par value of the shares are as follows:

         50,000,000 share of common stock with a par value of $.00001.

10.      Conversion of Outstanding Securities on Merger.


         (a) On the Effective Date of the Merger, by virtue of the Merger and without any action on the part of any holder of the shares of stock of Disappearing Corporation, each issued and outstanding share of the common stock of Disappearing Corporation shall be exchanged for one (1) share of common stock, fully paid and nonassessable, of the Surviving Corporation.

         (b) Any shareholders of Disappearing Corporation wh object to Merger and comply with the requirements of applicable law concerning the rights of dissenting shareholders to receive fair value for their shares shall not have their shares converted but such shares shall become the right to receive such consideration as may be due those shareholders pursuant to applicable law, provided that the shares of any such dissenting shareholders who subsequently withdraw their objections after the Effective Date, in accordance applicable law, shall be deemed to be converted, as of the Effective Date, into the right to receive the shares of the Surviving Corporation.

3.       Exchange of Certificates.


         (a) On or after the Effective Date of the merger, unless the Board of Directors of Surviving Corporation provides otherwise, each holder of a certificate or certificates representing outstanding common stock of Disappearing Corporation shall be entitled, upon the surrender of such certificate or certificates at the office of the Surviving Corporation designated for the purpose, to receive in exchange therefor a certificate or certificates representing the number of full shares of common stock of the Surviving Corporation as provided in paragraph 7 hereof. Until so surrendered, each outstanding certificate which, prior tot he Effective Date of the merger, represented shares of common stock of Disappearing Corporation shall be deemed for all purposes to evidence only the ownership of the common stock of the Surviving Corporation as the same shall have been continued.

         (b) If a certificate for any share or shares of stock of the Surviving Corporation is to be issued in the name other than that in which the certificate for shares surrendered for

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                  exchange shall be registered,  it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed for transfer.

3. Prohibited Actions of Constituent Corporations. Between the date hereof and the Effective Date of the merger, neither party will, except with the prior written consent of the other:

         (a)      Issue or sell any stock, bonds or other corporate  securities;


         (b) Incur any obligation or liability (absolute or contingent), except current liabilities incurred, and obligations under contracts entered into in the ordinary course of business;

         (c)      Discharge  or  satisfy  any  lien  or  encumbrance  or pay any obligation or liability (absoluteor contingent) other than current liabilities incurred in the ordinary course of business;

         (d) Make any dividend or other payment or distribution to its shareholders or purchaser or redeem any shares of its common stock;

         (e) Mortgage, pledge, create a security interest in or subject to lien or other encumbrance any of its assets, tangible or intangible;

         (f) Sell or transfer any of its tangible assets or cancel any debts or claims except in each case in the ordinary course of business;

         (g) Sell, assign, or transfer any trademark, trade name, patent or other intangible assets;

         (h)      Waive any right of any substantial value; or

         (i) Enter into any transaction other than in the ordinary course of business.

10. Effect of Merger. On the Effective Date of the merger (the Effective Date shall be the date upon which all of the conditions enumerated in Paragraph 1 have been satisfied), Disappearing Corporation shall cease to exist separately and shall be merged with and into Surviving Corporation in accordance with the provisions of this agreement and in accordance with the provisions of and with the effect provided in applicable law, as amended. As provided therein, on the Effective Date of the merger the Surviving Corporation shall possess all the rights, privileges, and powers; franchises of both a public and a private nature of each of the merging corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to each of the corporations so merged, shall be taken and deemed to be transferred to and vested in such single corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either of such corporations shall not revert or be in any way impaired by reason of such merger.

11. Further Instruments. From time to time, as and when requested by the Surviving Corporation or by its successors or assigns, Disappearing Corporation will execute and deliver, or cause to be executed and delivered, all such deeds and other instruments; or will


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         take or cause to be taken such further or other action as the Surviving
         Corporation may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation title to possession of all its property, rights, privileges, powers, and franchises and otherwise to carry out the intent and purposes of this agreement.

12. Capital. On the Effective Date of the merger, the share of common stock of the Surviving Corporation as the same shall have been continued and into which the outstanding shares of Disappearing Corporation shall have been converted, in accordance with the provisions of paragraphs 7 and 8 hereof, shall be issued and outstanding.

13. Principal Offices. The location of the principal office of the Surviving Corporation shall be Suite B, 2880 152nd N.E., Redmond WA 98052.

14. Abandonment of Merger. This agreement may be terminated and the merger provided for hereby abandoned: (i) by votes of the Board of Directors of both corporations at any time prior to the Effective Date of the merger; (ii) by vote of the Board of Directors of either corporation at any time prior to the Effective Date of the merger if (a) a material breach shall exist with respect to the written representations and warranties made by the other corporation in connection with the merger, or (b) the other corporation, without prior written consent of the terminating corporation, takes any action prohibited by this agreement.

15. Right of Amendment. The Surviving Corporation hereby reserves the right, following the Effective Date of the merger, to amend, alter,
         change  or  repeal  any   provision   contained   in  its  Articles  of
         Incorporation, as from time to time amended, and any provision contained in this agreement, in the manner now or hereafter prescribed by law or by such Articles, as from time to time amended.

         IN WITNESS WHEREOF, parties hereto have caused this agreement to be signed in their corporate names by the undersigned all as of the day and year first above written.

TELESPACE LIMITED, a Delaware corporation

By:  /s/  Scott Houghton
------------------------------------------------
          Scott Houghton
          Secretary and Director

QINNET HOLDINGS CORP.,
a Washington corporation

By: /s/  Scott Houghton

-------------------------------------------------
         Scott Houghton, President and Director